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                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

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                                    FORM 8-K


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                                 CURRENT REPORT
                            Pursuant to Section 12(g)
                       of the Securities Exchange of 1934



                        Date of Report September 29, 1997


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                         Commission file number 33-27602

                            CROWN LABORATORIES, INC.
               Incorporated pursuant to the Laws of Delaware State


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        Internal Revenue Service - Employer Identification No. 75-2300995

                  6780 Caballo Street, Las Vegas, Nevada 89119
                                 (702) 696-9300


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Item 9. Sales of Equity Securities Pursuant to Regulation S.

                  On September 29, 1997, the Company raised $500,000 in a Regulation S sale of prepaid, mandatory exercisable warrants to purchase Common Stock to two investors. The warrants may be exercised in whole or in part in amounts over $10,000 of the principal amount of the warrants, at any time, until expiration on September 28, 1999. The exercise price for each share of Common Stock shall be equal to the lower of (x) 80% of the average closing price of the Common Stock for the one (1) business day immediately preceding the issue date of the warrant for (y) 80% of the average closing price of the Common Stock for the one (1) business day immediately preceding the date of receipt by the Company of the notice of exercise, as reported on the principal stock exchange on which the Company's common stock is traded. $0 of these warrants have been exercised for 0 shares of Common Stock.

                  On September 29, 1997, the Company sold for $900,000 1,285,785 shares of Common Stock and a one year warrant to purchase 648,141 shares of Common Stock to an offshore investor. The warrants are exercisable for one year at $0.10 per share provided the Common Stock is trading at less than $0.875.

                  On November 17, 1997, the Company sold for $200,000, 363,637 shares of Common Stock and a two year warrant to purchase 181,181 shares of Common Stock to an offshore investor. The warrants are exercisable for one year at $0.05 per share provided the Common Stock is trading at less than $0.6875.

                  On December 2, 1997, the Company for $200,000, issued 500,000 shares of Common Stock and a two year warrant to purchase 250,000 shares of Common Stock to two offshore investors. The warrants are exercisable for one year at $0.05 per share provided the Common Stock is trading at less than $0.50.

                  The issuance of securities in these transactions were not subject to the registration under the Securities Act of 1933, as amended (the "Act"), by virtue of Regulation S and were sold "offshore" to "non-U.S. Persons." No underwriters or placement agents were involved in any sales unless otherwise noted.

                  Pursuant to the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             CROWN LABORATORIES, INC.

                                             Date:  December 30, 1997
                                             Craig Nash, Chief Executive Officer